Exhibit 10.1

EXECUTION VERSION

Morgan Stanley Senior Funding, Inc. 1585 Broadway New York, New York 10036	Goldman Sachs Bank USA 200 West Street New York, New York 10282

August 6, 2015

CF Industries Holdings, Inc.
4 Parkway North, Suite 400
Deerfield, Illinois 60015

Attention:	Daniel Swenson
Treasurer and Assistant Secretary

CF INDUSTRIES HOLDINGS, INC.

$4,000,000,000 Senior Unsecured 364-Day Bridge Facility

Commitment Letter

Ladies and Gentlemen:

You (“you”) have advised Morgan Stanley Senior Funding, Inc. (“MSSF”) and Goldman Sachs Bank USA (“GS”, and together with MSSF and each assignee permitted by the terms of this Commitment Letter that becomes a party to this Commitment Letter as an additional “Commitment Party” pursuant to Section 2 hereof, collectively, the “Commitment Parties”, “we” or “us”) that you intend to consummate the Transactions described in the Transaction Description attached hereto as Exhibit A (the “Transaction Description”), including entering into a 364-day senior unsecured bridge term loan facility in the amount of up to $4,000,000,000 comprised of two tranches: (a) a $1,000,000,000 tranche of senior unsecured term loans (“Tranche A”; loans made under Tranche A, “Tranche A Loans”) and (b) a $3,000,000,000 tranche of senior unsecured term loans (“Tranche B”; loans made under Tranche B, “Tranche B Loans”).  Tranche A Loans and Tranche B Loans are referred to herein together as the “Bridge Facility”, and loans made under the Bridge Facility are referred to herein as “Bridge Loans”.  Capitalized terms used but not otherwise defined herein shall have the meanings set forth in the Exhibits hereto.

1.  Commitment.  MSSF is pleased to commit to provide, severally and not jointly, (x) 55% of the aggregate principal amount of Tranche A of the Bridge Facility (the “MSSF Tranche A Commitments”) and (y) 55% of the aggregate principal amount of Tranche B of the Bridge Facility (the “MSSF Tranche B Commitments” and together with the MSSF Tranche A Commitments, the “MSSF Commitments”), and GS is pleased to commit to provide, severally and not jointly, (x) 45% of the aggregate principal amount of Tranche A of the Bridge Facility (the “GS Tranche A Commitments” and together with the MSSF Tranche A Commitments, the “Tranche A Commitments”) and (y) 45% of the aggregate principal amount of Tranche B of the Bridge Facility (the “GS Tranche B Commitments” and together with the MSSF Tranche B Commitments, the “Tranche B Commitments”; the Tranche A Commitments and Tranche B Commitments together being referred to herein as the “Bridge Commitments”), in each case subject to and on the terms and conditions set forth in this letter, the Summary of Terms and Conditions attached hereto as Exhibit B (including the annexes attached thereto, the “Term Sheet”) and (x) with respect to the Tranche A Loans, the Conditions Precedent to Closing attached hereto as Exhibit C and (y) with respect to the Tranche B Loans, the Conditions Precedent to Closing attached hereto as Exhibit D (collectively with Exhibits A, B and C hereto and this letter, this

“Commitment Letter”); provided that, the amount of the Bridge Facility and the aggregate Bridge Commitments of the Commitment Parties hereunder shall be automatically reduced at any time on or after the date hereof as set forth in the section titled “Mandatory Prepayments and Commitment Reductions” in the Term Sheet.  MSSF and GS, in their capacities set forth in this paragraph, together with each assignee permitted by the terms of this Commitment Letter that becomes a party to this Commitment Letter as an additional “Initial Lender” pursuant to Section 2 hereof, collectively, the “Initial Lenders”.

It is understood that MSSF and GS shall act as joint lead arrangers and joint bookrunners (in such capacity, the “Arrangers”) and MSSF shall act as sole administrative agent for the Bridge Facility.  You agree that no other agents, co-agents or arrangers will be appointed and no other titles will be awarded and no compensation will be paid in connection with the Bridge Facility, unless you and we shall agree (including pursuant to the Syndication Plan (as defined below)); provided that, at any time after the date hereof, you may appoint additional agents, co-agents and award titles in connection with the Bridge Facility, in each case in consultation with the Arrangers and subject to Section 2 below.  It is further agreed that MSSF will have “upper left” placement and that GS will have placement immediately to the right of MSSF in all documentation used in connection with the Bridge Facility and shall have all roles and responsibilities customarily associated with such placement.

Our commitments and agreements hereunder are subject solely to the satisfaction or waiver of the following, subject to the Certain Funds Provision:

(A) the negotiation, execution and delivery by the Borrowers and the Guarantors of the Credit Documentation consistent with the terms set forth in this Commitment Letter, subject to the Certain Funds Provision as set forth below;

(B) with respect to Tranche A Loans, the other conditions set forth or referred to in Exhibit C; and

(C) with respect to Tranche B Loans, the other conditions set forth or referred to in Exhibit D.

Notwithstanding anything to the contrary contained in this Commitment Letter or the Fee Letter or any other letter agreement or undertaking concerning the financing of the Transactions, the only conditions to closing and funding of our Tranche A Commitments hereunder on the Tranche A Closing Date shall be those set forth in clauses (A)and (B) above and in Exhibit C, and upon satisfaction (or waiver) of such conditions, the initial funding of the Tranche A Loans shall occur; it being understood that there are no conditions (implied or otherwise) to the Tranche A Commitments hereunder, including compliance with the terms of this Commitment Letter, the Fee Letter and the Credit Documentation, other than those that are expressly stated herein to be conditions to the initial funding of the Tranche A Loans on the Tranche A Closing Date.  Notwithstanding anything in this Commitment Letter, the Fee Letter or the Credit Documentation or any other letter agreement or other undertaking concerning the financing of the transactions contemplated herein to the contrary, to the extent applicable, the terms of the Credit Documentation shall be in a form such that they do not impair availability of the Tranche A Loans on the Tranche A Closing Date if the conditions expressly set forth in clauses (A)and (B) above and in Exhibit C are satisfied.

Notwithstanding anything to the contrary contained in this Commitment Letter or the Fee Letter or any other letter agreement or undertaking concerning the financing of the Transactions, the only conditions to closing and funding of our Tranche B Commitments hereunder on the Tranche B Closing Date shall be those set forth in clauses (A) and (C) above and in Exhibit D, and upon satisfaction (or waiver) of such conditions, the initial funding of the Tranche B Loans shall occur; it being understood that there are no conditions (implied or otherwise) to the Tranche B Commitments hereunder, including compliance with the terms of this Commitment Letter, the Fee Letter and the Credit Documentation, other than those that are expressly stated herein to be conditions to the initial funding of the Tranche B Loans

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on the Tranche B Closing Date.  Notwithstanding anything in this Commitment Letter, the Fee Letter or the Credit Documentation or any other letter agreement or other undertaking concerning the financing of the transactions contemplated herein to the contrary, (a) the only representations the accuracy of which shall be a condition to availability of the Tranche B Loans on the Tranche B Closing Date shall be (i) such of the representations made by or on behalf of the Seller (as defined in Exhibit A hereto) or the Acquired Business in the Acquisition Agreement as are material to the interests of the Lenders, but only to the extent you have (or your applicable affiliate has) the right to terminate your (or its) obligations under the Acquisition Agreement (or the right to not consummate the Acquisition) as a result of a breach of such representations in the Acquisition Agreement (the “Acquisition Agreement Representations”) and (ii) the Specified Representations (as defined in Exhibit D hereto), and (b) to the extent applicable, the terms of the Credit Documentation shall be in a form such that they do not impair availability of the Tranche B Loans on the Tranche B Closing Date if the conditions expressly set forth in clauses (A) and (C) above and in Exhibit D are satisfied (this paragraph, and the provisions herein, being the “Certain Funds Provision”).

Notwithstanding anything to the contrary contained in this Commitment Letter or the Fee Letter or any other letter agreement or undertaking concerning the financing of the Acquisition, except as otherwise expressly provided herein solely with respect to the Arrangers, from and after the date of the execution and delivery of the Credit Documentation, the only consent that will be required to waive the conditions precedent to the initial funding of Tranche B of the Bridge Facility on the Tranche B Closing Date is the consent of the Lenders holding a majority of the Tranche B Commitments outstanding at such time.

Without limiting the conditions precedent expressly provided herein to funding the Transactions with the proceeds of the Bridge Facility, the Arrangers will cooperate with you as reasonably requested in coordinating the timing and procedures for the funding of the Bridge Facility in a manner consistent with the Acquisition Agreement.

2.  Syndication.  The Arrangers intend to commence syndication of the Bridge Facility promptly after your acceptance of the terms of this Commitment Letter and the Fee Letter.  During the period (the “Initial Syndication Period”) commencing on the date hereof and ending on the earlier of (x) 45 days following the date of this Commitment Letter and (y) the Tranche A Closing Date, the syndication of the Bridge Facility, including determinations as to the timing of offers to prospective Lenders, the selection of Lenders, the acceptance and final allocation of commitments, the awarding of titles or roles to any Lenders and the amounts offered and the compensation provided to each Lender from the amounts to be paid to the Arrangers pursuant to the terms of this Commitment Letter and the Fee Letter, will be conducted jointly by the Arrangers and you and, except to the extent the Arrangers and you otherwise agree, in accordance with the syndication plan heretofore delivered and agreed to in writing by us and you (the “Syndication Plan”); provided that no agent, co-agent or Lender shall receive greater economics in respect of the Bridge Facility than that received by either Arranger party hereto on the date hereof.  Without limiting the foregoing, the Bridge Facility will be syndicated during the Initial Syndication Period only to Lenders agreed to by you and identified in the Syndication Plan (“Designated Lenders”).  Following the Initial Syndication Period, if and for so long as a Successful Syndication (as defined in the Fee Letter) has not been achieved, the syndication of the Bridge Facility shall be conducted by the Arrangers in consultation with you, and departures may be made from the Syndication Plan (including in the selection of Lenders) after consultation with you; provided, that with respect to the selection of Lenders other than Designated Lenders, such Lenders shall only be (i) existing lenders under the Existing Credit Agreement (as defined in Exhibit A), (ii) commercial and investment banks, in each case whose senior unsecured long term indebtedness has an “investment grade” rating by both S&P and Moody’s, (iii) other persons approved by you (such approval to be in your sole discretion) (Lenders meeting the requirements of clauses (i), (ii) or (iii) above, the “Eligible Lenders”), or (iv) any other financial institution; provided that solely with respect to this clause (iv), in the event that, notwithstanding the satisfaction of all applicable conditions to funding, any Lender (other than a Designated Lender or an Eligible Lender) shall default in its obligation to fund its commitment in respect of the Bridge Facility on

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the applicable Closing Date, each of MSSF and GS in its capacity as an Initial Lender shall remain severally obligated to assume its ratable share of the unfunded commitment of such Lender and to fund such share of such commitment (such obligation, the “Backstop Requirement”).  In connection with any commitments received from Lenders selected in accordance with this paragraph (the “Permitted Assignees”), whether before or after the Initial Syndication Period (but prior to the execution and delivery of the Credit Documentation), you agree, at the reasonable request of the Arrangers, to enter into one or more customary joinder agreements, in form and substance reasonably satisfactory to the Arrangers and you, providing for such additional Lenders to become additional Commitment Parties and additional Initial Lenders under this Commitment Letter and extend commitments in respect of the Bridge Facility directly to you (a “Joinder Agreement”), and which shall not add any conditions to the availability of the Bridge Facility or change the terms of the Bridge Facility or increase the compensation payable by you in connection therewith without your prior written consent.  The Bridge Commitments of each Arranger shall be reduced on a pro rata basis as among the Lenders dollar-for-dollar by the amount of each Bridge Commitment received from the Permitted Assignees (subject to the Backstop Requirement) upon such Lender becoming a party to this Commitment Letter as an additional “Commitment Party” and an additional “Initial Lender” pursuant to a Joinder Agreement or a party to the Credit Documentation as a Lender.  We agree not to syndicate or otherwise assign any portion of a commitment hereunder or participate any portion of a commitment hereunder to (i) competitors of the Borrower or the Acquired Business and their respective subsidiaries specified to us (or, after the Tranche A Closing Date, the Administrative Agent) by you in writing from time to time, (ii) certain banks, financial institutions, other institutional lenders and other entities that have been specified to us by you in writing on or prior to the date hereof and (iii) in the case of each of clauses (i) and (ii) above, any of their known affiliates that are readily identifiable as such on the basis of such affiliates’ names (in each case other than their financial investors that are not operating companies or affiliates of operating companies and other than any affiliate that is a bona fide diversified debt fund) (clauses (i), (ii) and (iii) above collectively, the “Disqualified Lenders”).  All such reductions to the Bridge Commitments shall be allocated pro rata between the Tranche A Commitments and the Tranche B Commitments, unless otherwise agreed by you and us.  Without limiting the foregoing, any reduction of any Initial Lender’s and its affiliates’ Bridge Commitments pursuant to an assignment of Bridge Commitments to Lenders to the extent such assignment is permitted under this Section 2, or a reduction of the overall Bridge Commitments of any Initial Lender and its affiliate, shall be allocated between such Initial Lender and its affiliates’ Bridge Commitments as determined by such Initial Lender in its discretion.

Until the earlier of the achievement of a Successful Syndication (as defined in the Fee Letter referred to below) and the date that is 60 days after the Tranche B Closing Date (such earlier date, the “Syndication Date”), you agree to use your commercially reasonable efforts to actively assist the Arrangers in completing a syndication reasonably satisfactory to the Arrangers and you as soon hereafter as practicable.  Subject to the provisions set forth above in this Section 2, such assistance shall include, without limitation, (a) your using commercially reasonable efforts to ensure that the Arrangers’ syndication efforts benefit from your existing lending and investment banking relationships, (b) direct contact between appropriate senior management and advisors of you and the Lead Borrower (as defined in Exhibit B hereto), on the one hand, and the proposed Lenders, on the other hand at reasonable times and intervals to be mutually agreed, (c) your assistance in the preparation of a Confidential Information Memorandum and other customary marketing materials (other than materials the disclosure of which would violate a confidentiality agreement or waive attorney-client privilege) to be used in connection with the syndication of the Bridge Facility and (d) the hosting, with the Arrangers, of a reasonable number of meetings or conference calls with prospective Lenders, at times and locations to be mutually agreed upon.  Until the Syndication Date, you agree, unless consented to by MSSF and GS (which consent shall not be unreasonably withheld or delayed), that there shall be no (or with respect to the Acquired Business, you shall use commercially reasonable efforts consistent with the Acquisition Agreement to ensure that there shall be no) competing offering, placement or arrangement of any syndicated credit facilities or debt securities by or on behalf of Parent (as defined in Exhibit B hereto), either Borrower, any of their subsidiaries, or the Acquired Business that could reasonably be expected to impair the primary syndication of the Bridge Facility in any material respect, other than (x) commercial

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paper issuances in the ordinary course of business and Excluded Debt under clauses (iv) (other than working capital facilities and foreign credit facilities) and (v) of such definition, (y) to the extent the Arrangers are engaged to arrange, syndicate or underwrite the same, the Contemplated Private Placement, Qualifying Term Loan Facilities, the Amended Credit Agreement, the Contemplated Debt Securities, and (z) the Consents, if any, and, with respect to the Acquired Business, as otherwise permitted by the Acquisition Agreement and without giving effect to any consents thereunder to allow additional indebtedness that could reasonably be expected to impair the primary syndication of the Bridge Facility in any material respect.  In addition, you agree to use commercially reasonable efforts to obtain by the Tranche A Closing Date ratings from both Moody’s and S&P with respect to the Bridge Facility, giving effect to the Transactions (the disclosure of which is subject to applicable confidentiality restrictions).

In acting in their respective capacities as Arrangers, each Arranger will have no responsibility other than to arrange the syndication as set forth herein and shall in no event be subject to any fiduciary or other implied duties.  To assist the Arrangers in their syndication efforts, you agree promptly to provide to us all information (including, without limitation, using commercially reasonable efforts to provide any consultants’ reports commissioned by you and your subsidiaries and reasonable access to such consultants at reasonable times to be mutually agreed) with respect to Parent and its subsidiaries, the Acquired Business and the Transactions, including, without limitation, all historical financial information set forth in paragraph 2 of Exhibit C and paragraph 3 of Exhibit D, as the Arrangers may reasonably request in connection with the arrangement and syndication of the Bridge Facility, provided that (i) your obligation under this paragraph to provide us with information related to the Acquired Business shall be limited to your using commercially reasonable efforts to provide such information to the extent consistent with the Acquired Business’ obligation to provide such information to you, and subject to the limitations and compliance with the terms of, and your rights under, the Acquisition Agreement and (ii) you shall not be required to provide any such information the disclosure of which would result in the loss of attorney-client privilege or violate a binding third-party confidentiality obligation binding upon Parent or its subsidiaries; provided further that, in the case of this clause (ii), in the event that you do not provide information in reliance on this clause (ii), you shall provide notice to the Arrangers that such information is being withheld and you shall use your commercially reasonable efforts to communicate, to the extent feasible, the applicable information in a way that would not violate the applicable obligation or risk waiver of such privilege.  Without limiting your obligations to assist with syndication efforts as set forth above and the conditions set forth in Sections 1(A), 1(B) and 1(C) above and Exhibits C and D hereto, the Commitment Parties agree that none of the commencement of the syndication by the Arrangers, the completion of syndication (including a Successful Syndication (as defined in the Fee Letter)) or the delivery of the information and documents referred to in the last paragraph of this Section 2 is a condition to the initial funding under the Bridge Facility.

You agree that the Arrangers may make available any Information (as defined below) and Projections (as defined below) (collectively, the “Company Materials”) to potential Lenders by posting the Company Materials on IntraLinks, SyndTrak, DebtDomain or another similar electronic system (the “Platform”).  You further agree to assist, at the reasonable request of the Arrangers, in the preparation of a customary version of a confidential information memorandum and other marketing materials and presentations to be used in connection with the syndication of the Bridge Facility, consisting exclusively of information or documentation that is either (a) publicly available (or contained in the prospectus or other offering memorandum for any securities to be issued by either Borrower in connection with the Transactions) or (b) not material with respect to Parent or its subsidiaries’, or the Acquired Business’s securities for purposes of foreign, United States federal and state securities laws (all such information and documentation being “Public Lender Information”).  Any information and documentation that is not Public Lender Information is referred to herein as “Private Lender Information.”  You further agree, at our request, to identify any Company Materials that do not contain Private Lender Information by marking the same as “PUBLIC” (provided that the applicable Borrower has been afforded an opportunity to comply with the applicable Securities and Exchange Commission (“SEC”) disclosure obligations) and any Company Materials not marked “PUBLIC” shall be deemed suitable only for distribution to Lenders

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or prospective Lenders who wish to receive Private Lender Information.  You acknowledge and agree that the following documents may be distributed to Lenders or potential Lenders who wish to receive Public Lender Information, except to the extent you notify the Arrangers to the contrary and provided that you shall have been given a reasonable opportunity to review such documents and comply with the applicable SEC disclosure obligations: (i) drafts and final Credit Documentation and term sheets; (ii) administrative materials prepared by the Arrangers for potential Lenders (e.g., a lender meeting invitation, allocations and/or funding and closing memoranda) in each case to the extent submitted to you for review prior to distribution and (iii) notification of changes in the terms of the Bridge Facility.

3.  Information. You hereby represent and warrant (with respect to information related to the Acquired Business, to the best of your knowledge) that (a) all written information concerning Parent, either Borrower, their subsidiaries and any guarantors, the Acquired Business and the Transactions (other than projections and other forward-looking information (the “Projections”) and information of a general economic or industry-specific nature) (the “Information”) that has been or will be made available to us or any of our affiliates or any Lender or potential Lender by you, Parent, either Borrower, the Acquired Business, or any of your or its authorized representatives in connection with the Transactions is or will be, when furnished, taken as a whole together with the information filed by you and the Acquired Business with the SEC or similar regulatory entities or exchanges, complete and correct in all material respects and does not or will not, when furnished, taken as a whole together with the information filed by you and the Acquired Business with the SEC or similar regulatory entities or exchanges, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made (giving effect to all supplements thereto from time to time) and (b) the Projections that have been or will be made available to us or any of our affiliates or any Lender or potential Lender by you or any of your representatives or by Parent, either Borrower or any of their representatives in connection with the Transactions have been or will be prepared in good faith based upon assumptions believed by you to be reasonable at the time made (it being understood that such Projections are subject to significant uncertainties and contingencies, any of which are beyond your control, and that no assurance can be given that any particular Projection will be realized and that actual results may differ and such differences may be material).  You agree that if at any time prior to  the later of (x) the Tranche B Closing Date and (y) the Syndication Date, any of the representations and warranties in the preceding sentence would not be correct in any material respect if the Information and Projections were being furnished, and such representations and warranties were being made, at such time, then you agree to supplement (and in the case of Information and Projections provided by or on behalf of the Acquired Business, you agree to use commercially reasonable efforts to cause the Seller to supplement) the Information and the Projections so that the representations and warranties in the immediately preceding sentence will be correct in all material respects under those circumstances.  You acknowledge that we will be entitled to use and rely on the Information and Projections without independent verification thereof.

We reserve the right to employ the services of one or more of our affiliates in providing services contemplated by this Commitment Letter and to allocate, in whole or in part, to such affiliates certain fees payable to us in such manner as we and our affiliates may agree.  Subject to the terms of the fourth sentence of the third paragraph of Section 5 hereof and of the second paragraph of Section 8 hereof, you acknowledge that we may share with any of our affiliates, and such affiliates may share with us, any information related to the Transactions, you and your subsidiaries or the Acquired Business or any of the matters contemplated hereby in connection with the Transactions.

4.  Fees.  As consideration for our commitment hereunder and the Arrangers’ agreement to perform the services described herein, you agree to pay to us the non-refundable fees (as when due and payable) set forth in the Term Sheet and in the Fee Letter delivered herewith from MSSF and GS to you relating to the Bridge Facility and dated the date hereof (as amended, restated, supplemented or otherwise modified from time to time in accordance with the terms thereof, the “Fee Letter”).

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5.  Indemnity and Expenses; Other Activities.  You agree (a) to indemnify and hold harmless each Commitment Party and its affiliates and each officer, director, employee, advisor, agent and controlling persons of each Commitment Party or its affiliates (each, an “Indemnified Person”) from and against any and all losses, claims, damages and liabilities to which any such Indemnified Person may become subject arising out of or relating to any investigation, litigation or proceeding related to the execution or delivery of this Commitment Letter, the Fee Letter, the Bridge Facility, the performance by the parties hereto or thereto of their respective obligations hereunder or thereunder or the consummation of the Transactions or any other transactions contemplated hereby or thereby, or any Bridge Loan or the use of proceeds therefrom, regardless of whether any Indemnified Person is a party thereto and regardless of whether brought by a third party, by you or any of your affiliates or by either Borrower or any of its affiliates (any of the foregoing, a “Proceeding”), and to reimburse each Indemnified Person within 30 days of written demand for any reasonable and documented out-of-pocket legal or other out of pocket expenses of one primary counsel to all such indemnified persons taken as a whole, if reasonably necessary, one local counsel to all such indemnified parties taken as a whole in each appropriate jurisdiction and, solely in the case of a conflict of interest, one additional counsel to the affected indemnified persons taken as a whole incurred in connection with investigating or defending any such Proceeding; provided that the foregoing indemnity will not, as to any Indemnified Person, apply to losses, claims, damages, liabilities or related expenses to the extent (x) they are found by a final and non-appealable judgment of a court of competent jurisdiction to arise from the willful misconduct, bad faith or gross negligence of such Indemnified Person or any of its Related Persons, (y) they arise from the material breach of this Commitment Letter or the Credit Documentation by such Indemnified Person or any of its Related Persons (as found by a final and non-appealable judgment of a court of competent jurisdiction) or (z) they arise from any dispute solely among Indemnified Persons and not arising out of any act or omission of you, Parent, either Borrower, any of your, their or its subsidiaries, or the Acquired Business (other than any such Proceeding against a Commitment Party in its capacity as an Arranger, Administrative Agent or other similar role) and (b) to reimburse each Commitment Party for all reasonable and documented out-of-pocket expenses (including, without limitation, reasonable and documented fees, charges and disbursements of one outside counsel to all of the Commitment Parties, taken as a whole, if reasonably necessary, one local counsel to all of the Commitment Parties taken as a whole in each appropriate jurisdiction and, solely in the case of a conflict of interest, one additional counsel to all of the Commitment Parties, taken as a whole) incurred in connection with the syndication of the Bridge Facility and the preparation, execution and delivery of the Credit Documentation, this Commitment Letter and the Fee Letter, and any amendments, supplements or waivers to the Commitment Letter or the Fee Letter.  No Indemnified Person shall be liable for any damages arising from the use by unintended recipients of Information or other materials obtained through electronic, telecommunications or other information transmission systems except to the extent found by a final and non-appealable judgment of a court of competent jurisdiction to arise from the willful misconduct, bad faith or gross negligence of such person or any of its Related Persons.  None of you, your subsidiaries or any Indemnified Person shall be liable for, or assert a claim on any theory of liability for, any special, indirect, consequential or punitive damages in connection with the Commitment Letter, the Fee Letter, the Bridge Facility, the use of the proceeds thereof, the Transactions or any related transaction, and each other Indemnified Person shall have liability only to you (as opposed to any other person); provided that this sentence shall not limit your indemnification obligations, if any, pursuant to this paragraph to the extent such special, indirect, consequential or punitive damages are included in any third party claim. For purposes hereof, a “Related Person” of an Indemnified Person means (a) any controlling person, controlled affiliate or subsidiary of such Indemnified Person, (b) the respective directors, officers or employees of such Indemnified Person or any of its subsidiaries, controlled affiliates or controlling persons, and (c) the respective agents and advisors of such Indemnified Person or any of its subsidiaries, controlled affiliates or controlling persons.

You will not, without the prior written consent, not to be unreasonably withheld or delayed, of the Indemnified Person, settle, compromise, consent to the entry of any judgment in or otherwise seek to terminate any Proceeding in respect of which indemnification may be sought hereunder (whether or not any Indemnified Person is a party thereto) unless such settlement, compromise, consent or

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termination (i) includes an unconditional release of each Indemnified Person from all liability arising out of such Proceeding and (ii) does not include a statement as to, or an admission of, fault, culpability, or a failure to act by or on behalf of such Indemnified Person.  You will not be liable for any settlement, compromise, consent or termination of any pending or threatened Proceeding effected without your prior written consent (which shall not be unreasonably withheld); provided, however, that the foregoing indemnity will apply to any such settlement, compromise, consent or termination in the event that you were offered the ability to assume the defense of the action that was the subject matter of such settlement, compromise, consent or termination and elected not to assume such defense; provided, further, that if a Proceeding is settled, compromised, consented to or terminated with your prior written consent or if there is a final judgment in any such Proceeding, you agree to indemnify and hold harmless each Indemnified Person to the extent and in the manner set forth above.

You acknowledge that each Commitment Party and its affiliates (the term “Commitment Party” as used below in this paragraph being understood to include such affiliates) may be providing debt financing, equity capital or other services (including, without limitation, financial advisory services) to other companies in respect of which you may have conflicting interests or a commercial or competitive relationship with and otherwise.  In particular, you acknowledge that Morgan Stanley & Co. LLC (“MS&Co.”) and Goldman, Sachs & Co. (“GS&Co.”) are acting as buy-side financial advisors to you in connection with the Transactions.  You agree not to assert or allege any claim based on actual or potential conflict of interest arising or resulting from, on the one hand, the engagement of MS&Co. and GS&Co. in such capacity and our obligations hereunder, on the other hand.  MSSF, GS and each Commitment Party hereto (i) acknowledge the retention of MS&Co. and GS&Co. as buy-side financial advisors to you and (ii) acknowledge that such retention does not create any fiduciary duties or fiduciary responsibilities to it on the part of MSSF or GS or their respective affiliates.  No Commitment Party will use confidential information obtained from you by virtue of the transactions contemplated hereby or other relationships with you in connection with the performance by the Commitment Parties of services for other companies, and no Commitment Party will furnish any such information to other companies or their advisors.  You also acknowledge that no Commitment Party has any obligation to use in connection with the transactions contemplated hereby, or to furnish to you, confidential information obtained from other companies. You acknowledge that each Commitment Party is acting pursuant to a contractual relationship on an arm’s length basis, and the parties hereto do not intend that any Commitment Party or its affiliates act or be responsible as a fiduciary to you, either Borrower, your or its management, stockholders, creditors or any other person.  You hereby expressly disclaim any fiduciary relationship and agree that you are responsible for making your own independent judgments with respect to any transactions (including the Transactions) entered into between you and the Commitment Parties.  You also acknowledges that no Commitment Party has advised and none is advising you as to any legal, accounting, regulatory or tax matters, and that you are consulting your own advisors concerning such matters to the extent you deem appropriate.

6.  Governing Law, etc.  This Commitment Letter shall be governed by, and construed in accordance with, the law of the State of New York, provided, however, that on or prior to the Tranche B Closing Date, the interpretation of the definitions of “Oxford Material Adverse Effect” and the “Acquisition Agreement Representations” for purposes of this Commitment Letter shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws.  The parties hereto hereby waive any right they may have to a trial by jury with respect to any claim, action, suit or proceeding arising out of or contemplated by this Commitment Letter.  The parties hereto submit to the exclusive jurisdiction of the federal and New York State courts located in the County of New York in connection with any dispute related to, contemplated by, or arising out of this Commitment Letter and agree that any service of process, summons, notice or document by registered mail addressed to such party shall be effective service of process for any suit, action or proceeding relating to any such dispute.  The parties hereto irrevocably and unconditionally waive any objection to the laying of venue of any such suit, action or proceeding brought in any such court and agree that any final judgment in any such suit, action or proceeding brought in any such court shall be conclusive and may be enforced in other jurisdictions by suit upon the judgment or in any other manner provided by law.

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7.  PATRIOT Act.  We hereby notify you that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (October 26, 2001), as amended) (the “PATRIOT Act”), the Commitment Parties and the other Lenders may be required to obtain, verify and record information that identifies you and each Borrower and Guarantor, which information includes your name and address, and other information that will allow the Commitment Parties and the other Lenders to identify you and each Borrower and Guarantor in accordance with the PATRIOT Act.  This notice is given in accordance with the requirements of the PATRIOT Act and is effective for each Commitment Party and the other Lenders.

8.  Confidentiality.  This Commitment Letter is delivered to you on the understanding that neither this Commitment Letter nor the Fee Letter nor any of their terms or substance shall be disclosed, directly or indirectly, to any other person except (a) to your and your affiliates’ respective officers, directors, employees, stockholders, partners, members, accountants, attorneys, agents and advisors who are directly involved in the consideration of this matter on a confidential and need-to-know basis, (b) as may be compelled in a judicial or administrative proceeding or as otherwise required by law or requested by a governmental authority (in which case you agree to the extent permitted under applicable law to inform us promptly thereof), (c) this Commitment Letter (and the Fee Letter, provided that the Fee Letter shall be redacted in a manner reasonably satisfactory to us) may be disclosed to the Seller and its and its affiliates’ officers, directors, employees, partners, members, accountants, attorneys, agents and advisors who are directly involved in the consideration of this matter on a confidential and need-to-know basis, (d) after your acceptance of this Commitment Letter and the Fee Letter, you may disclose this (i) Commitment Letter (but not the Fee Letter, except as permitted in clause (ii) below) (x) in filings with the SEC and other applicable regulatory authorities and stock exchanges, including in any proxy or other public filing related to the Transactions and to any rating agency in connection with the Transactions and (y) in consultation with the Arrangers, any actual or prospective Lenders, any of their respective affiliates, and any of their respective partners, officers, directors, employees, agents, members, accountants, attorneys and other advisors of any of the foregoing, and (ii) the aggregate amount of fees contained in the Fee Letter in any marketing materials or offering memorandum, as part of projections, pro forma calculations or a generic disclosure of sources and uses, or in any public or regulatory filing to the extent customary and required, (e) if we consent in writing to such proposed disclosure and (f) in connection with any exercise of remedies hereunder or any suit, action or proceeding relating to this Commitment Letter, the Fee Letter, or the transactions contemplated thereby or enforcement hereof or thereof.

Each Commitment Party will treat as confidential all information provided to it by you or on your behalf hereunder; provided, that nothing herein shall prevent such person from disclosing any such information (i) subject to the proviso below, to any Lenders or participants or prospective Lenders or participants and any direct or indirect contractual counterparties to any swap or derivative transaction relating to either Borrower or its obligations under the Bridge Facility (collectively, “Specified Counterparties”), (ii) to its affiliates and its and its affiliates’ officers, directors, employees, stockholders, partners, members, accountants, attorneys, agents, and advisors (it being understood that the person to whom such disclosure is made will be informed of the confidential nature of such information and will agree to keep such information confidential in accordance with this paragraph or terms substantially similar hereto) who are directly involved in the Transactions on a confidential and need-to-know basis, (iii) as may be compelled in judicial or administrative proceeding or as otherwise required by law (in which case such person agrees to the extent permitted under applicable law to inform you promptly thereof and to use commercially reasonable efforts to provide you with the opportunity to obtain a protective order in respect thereof if no conflict exists with such person’s governmental, regulatory or legal requirements and so furnish only that portion of such information which the applicable person determines it is legally required to disclose), (iv) to any rating agency in connection with the Transactions on a confidential basis, (v) as requested by any state, federal or foreign authority or examiner regulating banks or banking, (in which case we shall, except with respect to any audit or examination conducted by bank accountants or any governmental bank regulatory authority exercising examination or regulatory authority, to the extent permitted under applicable law, inform you promptly thereof), (vi) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Commitment

9

Letter, the Fee Letter, or the transaction contemplated thereby or enforcement hereof and thereof, and (vii) to the extent such confidential information is or becomes publicly available (x) other than as a result of a breach of this provision or (y) to it from a source, other than you or either Borrower, which it has no reason to believe has any confidentiality or fiduciary obligation to you or the applicable Borrower with respect to such information; provided, that the disclosure of any such information to any Lenders or prospective Lenders or participants or prospective participants or Specified Counterparties referred to above shall be made subject to the written acknowledgment and acceptance by such Lender or prospective Lender or participant or prospective participant or Specified Counterparty that such information is being disseminated on a confidential basis (such agreement to contain provisions no less restrictive than those set forth in this paragraph or as is otherwise reasonably acceptable to you and the Arrangers, including, without limitation, as agreed in any confidential information memorandum or other marketing or offering materials) in accordance with the standard syndication process of the Arrangers or customary market standards for dissemination of such types of information, which shall in any event require “click-through” or other affirmative actions on the part of the recipient to access such information; provided, further, that the foregoing obligations of the Commitment Parties shall remain in effect until the earlier of (A) two years from the date hereof, and (B) the execution and delivery of the Credit Documentation by the parties thereto, at which time any confidentiality undertaking in the Credit Documentation shall supersede the provisions in this paragraph.

9.  Miscellaneous.  This Commitment Letter shall not be assignable by you or us without our or your, as applicable, prior written consent (and any purported assignment without such consent shall be null and void), is intended to be solely for the benefit of the parties hereto and is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto and the Indemnified Persons; provided that, we may assign our commitments and agreements hereunder in whole or in part, to any of our respective affiliates or as otherwise contemplated by Section 2 above; provided further that, except with respect to (i) assignments between MSSF and Morgan Stanley Bank, N.A., (ii) assignments between GS and Goldman Sachs Lending Partners LLC or (iii) assignments made in compliance with Section 2 above (subject, where applicable, to the Backstop Requirement), MSSF and GS will not be released from any of their obligations hereunder in connection with an assignment of their commitments or agreements hereunder.  This Commitment Letter may not be amended or waived except by an instrument in writing signed by you and us.  This Commitment Letter may be executed in any number of counterparts, each of which shall be an original, and all of which, when taken together, shall constitute one agreement.  Delivery of an executed signature page of this Commitment Letter by electronic transmission shall be effective as delivery of a manually executed counterpart hereof.  This Commitment Letter and the Fee Letter are the only agreements that have been entered into among us with respect to the Bridge Facility and set forth the entire understanding of the parties with respect thereto.  No individual has been authorized by any Commitment Party or its affiliates to make any oral or written statements that are inconsistent with this Commitment Letter or the Fee Letter.

Each of the parties hereto agrees that this Commitment Letter is a binding and enforceable agreement (subject to the effects of bankruptcy, insolvency, fraudulent transfer, fraudulent conveyance, reorganization and other similar laws relating to or affecting creditors’ rights generally and general principles of equity) with respect to the subject matter contained herein, including an agreement to negotiate in good faith the Credit Documentation by the parties hereto in a manner consistent with this Commitment Letter, it being acknowledged and agreed that (x) the funding of the Tranche A Loans is subject only to the conditions precedent set forth in Section 1(A) and 1(B) above and in Exhibit C and (y) the funding of the Tranche B Loans is subject only to the conditions precedent set forth in Section 1(A) and 1(C) above and in Exhibit D.

Notwithstanding anything herein to the contrary, the termination of the commitments and other obligations of the Commitment Parties hereunder will not affect the compensation, reimbursement, indemnification, confidentiality, choice of law, and waiver of jury trial provisions contained herein and in the Fee Letter, which provisions will survive any such termination, and the syndication and information provisions contained herein shall survive the termination of the Commitment Letter or our termination of

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our commitments hereunder only in the event that such termination is a result of the execution and delivery of the Credit Documentation; provided that (x) if the Credit Documentation becomes effective, the reimbursement, indemnification, choice of law, and waiver of jury trial provisions contained herein shall be superseded by the corresponding provisions of the Credit Documentation and (y) the syndication and information provisions shall terminate on the Syndication Date (or, if later and solely with respect to the information provisions, the Tranche B Closing Date). You may terminate our Bridge Commitments hereunder at any time subject to the provisions of the immediately preceding sentence.

If the foregoing correctly sets forth our agreement, please indicate your acceptance of the terms hereof and the Fee Letter by returning to us executed counterparts hereof and of the Fee Letter, together with a copy of the fully executed Acquisition Agreement, prior to 5:00 p.m. (New York City time), August 6, 2015.  If the Commitment Letter and Fee Letter have not been executed and returned, together with a copy of the fully executed Acquisition Agreement, as described in the preceding sentence by such earlier time, then the Commitment Parties’ offer hereunder shall terminate at such earlier time.  After your execution and delivery to us of this Commitment Letter and the Fee Letter, (x) our outstanding Tranche A Commitments shall automatically terminate upon the earliest to occur of (i) the execution and delivery of the Credit Documentation for the Bridge Facility by all parties thereto, (ii) the Tranche A Closing Date; (iii) the date on which all of the Tranche A Commitments are terminated and (iv) the date that is 120 days from the date hereof (the “Tranche A Outside Date”) and (y) our outstanding Tranche B Commitments shall automatically terminate upon the earliest to occur of (i) the execution and delivery of the Credit Documentation for the Bridge Facility by all parties thereto, (ii) 11:59 p.m. (Chicago time) on August 6, 2016 (the “Tranche B Outside Date”); provided that if the “End Date” (as defined in the Acquisition Agreement as in effect as of the date hereof) is extended in accordance with the terms of the Acquisition Agreement, the Tranche B Outside Date shall be automatically extended to such extended End Date, which date shall be no later than the date that is 15 months after the date hereof, (iii) the Tranche B Closing Date and (iv) the date of any public announcement by you or Parent of the abandonment of the Acquisition or the termination of the obligations of you or Parent or any of its subsidiaries under the Acquisition Agreement to consummate the Acquisition in accordance with the Acquisition Agreement.

[SIGNATURE PAGES FOLLOW]

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We are pleased to have been given the opportunity to assist you in connection with this important financing.

Very truly yours,

MORGAN STANLEY SENIOR FUNDING, INC.

By:	/s/ Anish Shah
	Name:	Anish Shah
	Title:	Authorized Signatory

[SIGNATURE PAGE TO BRIDGE COMMITMENT LETTER]

We are pleased to have been given the opportunity to assist you in connection with this important financing.

Very truly yours,

GOLDMAN SACHS BANK USA

By:	/s/ Charles D. Johnston
Name:	Charles D. Johnston
Title:	Authorized Signatory

[SIGNATURE PAGE TO BRIDGE COMMITMENT LETTER]

Accepted and agreed to as of
the date first written above by:

CF INDUSTRIES HOLDINGS, INC.

By:	/s/ Dennis Kelleher
Name:	Dennis Kelleher
Title:	SVP-CFO

[SIGNATURE PAGE TO BRIDGE COMMITMENT LETTER]

Exhibit A

CF INDUSTRIES HOLDINGS, INC.
364-DAY SENIOR UNSECURED BRIDGE TERM LOAN FACILITY

Transaction Description

Capitalized terms not otherwise defined herein shall have the same meaning as specified with respect thereto in the Commitment Letter to which this Exhibit A is attached, including Exhibits B, C and D thereto.

1.       Darwin Holdings Limited, a private company limited by shares incorporated under the law of England, which shortly before the Acquisition (as defined below) will convert to a public limited company, has been recently formed (the “Cambridge New Holdco”).

2.       It is anticipated, together with a series of reorganizational steps, that:

a.              Cambridge New HoldCo will form a number of direct and indirect foreign and domestic subsidiaries (the “Acquisition Subsidiaries);

b.              Cambridge New HoldCo will acquire certain equity interests in certain subsidiaries of OCI N.V. (the “Seller”) in exchange for equity of Cambridge New HoldCo and, in the circumstances contemplated by the Acquisition Agreement, cash pursuant to a Combination Agreement, dated as of August 6, 2015, among CF Industries Holdings, Inc. (“Cambridge Holdings”), Cambridge New Holdco, Beagle Merger Company, LLC (“MergerCo”) and Seller, (as amended, restated, supplemented or otherwise modified from time to time, the “Acquisition Agreement”; all the assets and entities purchased pursuant to the Acquisition Agreement, the “Darwin Acquired Business”), (such transaction or series of transactions, the “Darwin Acquisition”);

c.               The Seller will distribute at least 80 percent of its interests in Cambridge New HoldCo to its shareholders (the “Distribution”); and

d.              Before the merger described in clause (e) below, a direct or indirect subsidiary of Cambridge Holdings will acquire a 45 percent equity interest in Firewater One S.a.r.l (together with the Darwin Acquired Business, the “Acquired Business”) in exchange for cash (the “Firewater Acquisition” and, together with the Darwin Acquisition, the “Acquisition”); and

e.               Following the Distribution, Cambridge New HoldCo will cause an indirectly held Acquisition Subsidiary, MergerCo, to merge with and into Cambridge Holdings, with Cambridge Holdings surviving such merger as an indirect wholly owned subsidiary of Cambridge New HoldCo.

3.       In addition,  CF Industries, Inc. (“Cambridge”) intends to issue up to $1,000,000,000 of private placement notes, the proceeds of which will be used to refinance amounts outstanding under the Existing Credit Agreement or the Amended Credit Agreement, as applicable, and for general corporate purposes (the “Contemplated Private Placement”). To the extent that on or prior to the Tranche A Closing Date the Contemplated Private Placement has not been consummated, then Cambridge intends to incur debt under Tranche A of a 364-day senior unsecured bridge term loan facility in an aggregate principal amount not to exceed $1,000,000,000, as such amount may be reduced pursuant to the “Mandatory Prepayments and Commitment Reductions” section of the Term Sheet.

4.       In connection with the Acquisition:

a.              Cambridge Holdings, Cambridge New HoldCo, the Seller or any Acquired Business may seek to obtain consents, waivers, amendments or modifications to the terms of the Darwin Debt and related documents (as defined below), which permit the Transactions (and which waive any default, mandatory prepayments or offer to repurchase that would otherwise arise in connection with the Transactions) (each, a “Consent”); and

b.              Cambridge Holdings, Cambridge New HoldCo or any Acquired Business may repay, redeem, repurchase or refinance the Darwin Debt (and pay any related fees (including prepayment penalties and/or make-whole payments) and expenses) on or prior to the Tranche B Closing Date (the “Darwin Debt Refinancing”) or finance a portion of the Acquisition consideration, if any, in each case with a combination of cash on hand and the proceeds from the issuance of unsecured debt securities anticipated to be issued by Cambridge New HoldCo (the “Contemplated Debt Securities”).

To the extent that on or prior to the Tranche B Closing Date a Consent has not been obtained that is required to be obtained in connection with the Transactions, and the Contemplated Debt Securities have not been issued in an amount sufficient to refinance all Darwin Debt with respect to which such Consent is required but not obtained and to pay the cash portion of the Acquisition consideration, if any, then Cambridge New HoldCo intends to incur debt under Tranche B of a 364-day senior unsecured bridge term loan facility in an aggregate principal amount not to exceed $3,000,000,000, as such amount may be reduced pursuant to the “Mandatory Prepayments and Commitment Reductions” section of the Term Sheet.

As used herein, the term “Darwin Debt” means indebtedness issued or incurred pursuant to any of the following debt instruments (in each case, as amended, restated, modified, supplemented, extended, replaced, increased or refinanced to the extent not restricted by the Acquisition Agreement):

(i) Facilities Agreement, dated as of October 3, 2011, among OCI Nitrogen B.V. (“Darwin Nitrogen”), the subsidiaries of Darwin Nitrogen party thereto, Coöperatieve Centrale Raiffeisen-Boerenleenbank B.A., as Agent, and the other financial institutions party thereto;

(ii) Indenture, dated as of May 1, 2013, between Iowa Finance Authority, as Issuer, and Citibank, N.A., as Trustee (the “Iowa Bonds”);

(iii) Credit Agreement, dated as of May 19, 2015, among Iowa Fertilizer Company LLC, as Borrower, various financial institutions and other persons from time to time party thereto as lenders and National Bank of Abu Dhabi PJSC, as Administrative Agent;

(iv) Credit Agreement, dated as of August 20, 2013, among OCI Beaumont LLC, as Borrower, OCI USA, Inc., as Holdings, various lenders party thereto and Bank of America, N.A., as Administrative Agent;

(v) Credit Agreement, dated as of April 4, 2014, among OCI Beaumont LLC, as Borrower, OCI Partners LP, as the MLP and Bank of America, N.A., as Administrative Agent; and

(vi) Uncommitted Trade Finance Facility, dated as of January 15, 2014, between OCI Fertilizer Trading Limited, as Borrower, and Coöperatieve Centrale Raiffeisen-Boerenleenbank B.A. (trading as Rabobank International), Utrecht Branch, as Bank.

5.       In connection with the Acquisition, Cambridge also intends to amend that certain credit agreement, dated as of May 1, 2012, among Cambridge, as Borrower, Cambridge Holdings, as Holdings, the lenders party thereto, and MSSF, as administrative agent (as the same may be amended, supplemented or modified from time to time, including by the amendments and restatements dated as of April 22, 2013 and March 20, 2015, the “Existing Credit Agreement”) to, among other things,

(i) permit the Transactions, (ii) increase the maximum commitments thereunder to up to $2,500,000,000 (which increase shall be in addition to any incremental commitments available thereunder); (iii) provide mechanics to add Cambridge New HoldCo as a borrower thereunder (and reflecting Cambridge New HoldCo’s jurisdiction of incorporation); (iv) permitting the designation of additional borrowers; and (v) increasing materiality levels, thresholds and basket sizes (the “Amended Credit Agreement”).

6.       Fees and expenses incurred in connection with the foregoing (collectively, the “Transaction Costs”) will be paid.

The Acquisition and all the other transactions described in this Exhibit A are collectively referred to herein as the “Transactions”.

Exhibit B

CF INDUSTRIES HOLDINGS, INC.
364-DAY SENIOR UNSECURED BRIDGE TERM LOAN FACILITY

Summary of Terms and Conditions

Capitalized terms not otherwise defined herein shall have the same meaning as specified with respect thereto in the Commitment Letter to which this Exhibit B is attached, including Exhibits A, C and D thereto.

I.	PARTIES

Borrower:

With respect to the Tranche A Loans, Cambridge (the “Tranche A Borrower”) and with respect to the Tranche B Loans, from the Tranche B Closing Date, Cambridge New Holdco (the “Tranche B Borrower”; each of the Tranche A Borrower and the Tranche B Borrower, a “Borrower” and together, the “Borrowers”).

	Lead Borrower:	Prior to the Tranche B Closing Date, Cambridge and from the Tranche B Closing Date, Cambridge New HoldCo (in either case, the “Lead Borrower”).

	Parent:	Prior to the Tranche B Closing Date, Cambridge Holdings, and from the Tranche B Closing Date, Cambridge New HoldCo (in either case, “Parent”).

Guarantors:

(a) from the Tranche B Closing Date, Cambridge New HoldCo (with respect to the Tranche A Loans), (b) Cambridge (with respect to the Tranche B Loans), (c) Cambridge Holdings and (d) any other wholly-owned, direct or indirect domestic or, following the Tranche B Closing Date, foreign subsidiary of Parent that guarantees other indebtedness for borrowed money (excluding debt acquired pursuant to an acquisition (other than debt acquired in connection with the Acquisition) and certain other exceptions consistent with the Documentation Principles unless the Lead Borrower and the Lead Arrangers (or after the Tranche A Closing Date, the Administrative Agent) otherwise mutually agree) of Cambridge New HoldCo (from the Tranche B Closing Date), Cambridge Holdings and Cambridge in excess of $500.0 million (subject to exceptions substantially consistent with the Documentation Principles), and any person that is a borrower under or that is required to become a guarantor of the Existing Credit Agreement, the Amended Credit Agreement, any Contemplated Debt Securities or the notes issued by Cambridge on or prior to the Tranche B Closing Date pursuant to (i) the Indenture, dated as of April 3, 2010, between Cambridge, as Issuer, and Wells Fargo Bank, National Association, as Trustee and (ii) the Indenture, dated as of May 23, 2013, among Cambridge, as Issuer, Cambridge Holdings, as a Guarantor and Wells Fargo Bank, National Association, as Trustee (each, a “Guarantor”); provided that the Guarantors shall not include (a) immaterial subsidiaries (definition to be mutually agreed but no less favorable to the Borrowers and their respective subsidiaries than the definition in the Existing Credit Agreement, subject to the Documentation Principles); (b) prior to the Tranche B Closing Date, any subsidiary of Cambridge Holdings that is not a domestic subsidiary; (c) any domestic subsidiary the sole assets of which are Equity Interests in foreign subsidiaries; (d) any foreign subsidiary that is a direct or indirect subsidiary of a domestic subsidiary; (e) any subsidiary that is prohibited by applicable law, rule or regulation or by any contractual obligation as of the applicable Closing Date (or, if later, the date such subsidiary is formed or acquired) (and not incurred in contemplation thereof) from guaranteeing any debt for borrowed money and Excluded Subsidiaries; or (f) other exceptions to be mutually agreed.

	Joint Lead Arrangers and Bookrunners:	Morgan Stanley Senior Funding, Inc. (“MSSF”) and Goldman Sachs Bank USA (“GS”) will act as joint lead arrangers and joint bookrunners for the Bridge Facility (in such capacities, the “Arrangers”).

	Administrative Agent:	MSSF will act as the sole and exclusive administrative agent for the Bridge Facility (in such capacity, the “Administrative Agent”).

Lenders:

A syndicate of banks, financial institutions and other entities, including MSSF, GS and/or any of their respective affiliates, arranged by the Arrangers in accordance with the Commitment Letter and acceptable to the Lead Borrower (collectively, the “Lenders”).

II.	THE FACILITY

Type and Amount of Facility:

364-day senior unsecured bridge term loan facility in the amount of up to $4,000,000,000 comprised of two tranches: (a) a $1,000,000,000 tranche of senior unsecured term loans (“Tranche A”) and (b) a $3,000,000,000 tranche of senior unsecured term loans (“Tranche B” and together with Tranche A, the “Bridge Facility”).

Availability:

The loans made under Tranche A (the “Tranche A Loans”) shall be made in a single drawing on the Tranche A Closing Date and any undrawn Tranche A Commitments shall automatically be terminated on the Tranche A Closing Date.  The loans made under Tranche B (the “Tranche B Loans” and together with the Tranche A Loans, the “Bridge Loans”) shall be made in a single drawing on the Tranche B Closing Date and any undrawn Tranche B Commitments shall automatically be terminated on the Tranche B Closing Date.

Amortization and Maturity:

The Tranche A Loans shall mature and be payable in full on the date that is 364 days after the Tranche A Closing Date and will not be subject to any scheduled amortization.  The Tranche B Loans shall mature and be payable in full on the date that is 364 days after the Tranche B Closing Date and will not be subject to any scheduled amortization.

Purpose:

The proceeds of the Tranche A Loans shall be applied first to reduce the outstanding amount under the Existing Credit Agreement or the Amended Credit Agreement, as applicable, and may thereafter be used for general corporate purposes (including without limitation, for permitted acquisitions, capital expenditures and transaction costs).  The proceeds of the Tranche B Loans shall be used (i) to pay the cash portion of the purchase price for the Acquisition, (ii) to consummate the Darwin Debt Refinancing,(iii) to pay related Transaction Costs and (iv) with respect to up to $1,300,000,000 of the Bridge Facility, be used for general corporate purposes.

III.	CERTAIN PAYMENT PROVISIONS

	Fees and Interest Rates:	As set forth on Annex I to this Exhibit B.

Optional Prepayments and Commitment Reductions:

The Bridge Loans may be prepaid and the Bridge Commitments may be reduced by each Borrower without premium or penalty (other than the payment of customary LIBO Rate breakage amounts) in minimum amounts and upon notice to be agreed upon.  Bridge Loans prepaid may not be reborrowed.  Optional prepayments of Bridge Loans shall be allocated first to prepay any outstanding Tranche A Loans and, if any such prepayment results in the outstanding Tranche A Loans being reduced to $0.00, then second to the Tranche B Loans.  Optional reductions of Bridge Commitments shall be allocated between the Tranche A Commitments and the Tranche B Commitments at the discretion of the Lead Borrower.

Mandatory Prepayments and Commitment Reductions:

The following amounts shall be applied to prepay the Bridge Loans within 3 business days of receipt of such amount and/or automatically and permanently reduce the Bridge Commitments in accordance with the section titled “Application of Mandatory Prepayments and Commitment Reductions” below:

(a)

100% of the net cash proceeds of any sale or issuance of debt securities or incurrence of other debt (other than Excluded Debt (as defined below) but including, without limitation, the aggregate net cash proceeds received from the offering of Contemplated Debt Securities and the Contemplated Private Placement) and 100% of net cash proceeds of any sale or issuance of equity securities or equity-linked securities (other than Excluded Equity), in each case on or after the date of the Commitment Letter by Parent or any of its subsidiaries;

(b)

100% of the committed amount of any term loan credit facility entered into for the purpose of financing the Transactions (such reduction to occur automatically upon the effectiveness of definitive documentation for such term loan credit facility and receipt by the Arrangers of a notice from the Lead Borrower that such term loan credit facility constitutes a Qualifying Term Loan Facility).

“Qualifying Term Loan Facility” shall mean a term loan facility entered into for the purpose of financing the Transactions where the availability of the full amount of such facility on the Tranche B Closing Date is subject solely to conditions precedent to funding the full amount of such facility and limitations on assignments prior to the Tranche B Closing Date that are, in the reasonable determination of the Lead Borrower, no less favorable to the borrower of such term loans than the conditions precedent set forth in Exhibit D to the funding of the Tranche B Loans, as determined by the Lead Borrower; and

(d)

100% of the net cash proceeds (including, without limitation, net of taxes) (to the extent in excess of $50 million for any single transaction or series of related transactions and (other than for the net cash proceeds received in connection with transactions previously identified by you to us (the “Disclosed Transactions”)) not reinvested within 9 months following receipt) of any sale or other disposition (including as a result of casualty or condemnation) in each case on or after the date of the Commitment Letter by Parent or any of its subsidiaries of any assets, except for (i) the sale or disposition of inventory or other assets in the ordinary course of business, (ii) sales or dispositions of any Excluded Equity or assets (including Equity Interests (as defined in the Existing Credit Agreement)) of Parent or any of its subsidiaries to Parent or any of its subsidiaries, (iii) the sale or disposition of assets to the extent that the payment of such proceeds to reduce the Bridge Loans would result in material adverse tax consequences to Parent or any of its subsidiaries or would be prohibited or restricted by applicable law, rule or regulation or contract, (iv) sales or dispositions of assets (including Equity Interests) in connection with the Disclosed Transactions; provided that (A) the Amended Credit Agreement is effective and (B) Tranche A has been terminated or repaid in full from any combination of the proceeds of (x) debt, (y) equity offerings or (z) non-ordinary course asset sales and (v) other sales and dispositions to be mutually agreed.

In addition, the Bridge Commitments shall be reduced by 100% of the outstanding principal amount of the Darwin Debt to the extent (i) a Consent with respect to such Darwin Debt is obtained (such reduction to occur automatically upon the effectiveness of such Consent) or (ii) such Darwin Debt or any portion thereof is otherwise permanently repaid and terminated by the Seller or any of its affiliates (such reduction to occur automatically upon the effectiveness of such repayment and termination), in each case as of the Tranche B Closing Date; provided that with respect to this clause (ii), the Bridge Commitments shall not be reduced as a result of prepayment or termination in connection with a refinancing permitted by the terms of the Acquisition Agreement.

The Lead Borrower shall give the Administrative Agent prompt written notice of any commitment reduction or prepayment required pursuant to this section.

For the purpose hereof, “Excluded Debt” means (i) intercompany debt among Parent and/or its subsidiaries, (ii) credit extensions or commitments (including, with respect to clause (w) and (x), increases in commitments thereunder) under (w) the Existing Credit Agreement, (x) the Amended Credit Agreement, (y) that certain £40,000,000 Multicurrency Revolving Facilities Agreement dated as of October 1, 2012 among GrowHow UK Group Limited and GrowHow UK Limited, as the Original Borrowers and the Original Guarantors, the financial institutions party thereto, as the Original Lenders, and The Royal Bank of Scotland plc, as the Arranger, the Issuing Bank, the Agent and the Bilateral Ancillary Lender (as the same may be amended, restated, supplemented, or otherwise modified, but not increased, from time to time), or (z) any debt incurred to refinance, replace, repay, increase, redeem, or extend the foregoing that does not increase the aggregate committed or principal amount thereof except as contemplated above, (iii) commercial paper issuances in the ordinary course of business, (iv) letter of credit facilities, ordinary course overdraft protection and short term working capital facilities, ordinary course foreign credit facilities, trade payables, customer related financings, factoring arrangements, capital leases, financial leases, hedging and cash management, repurchase agreements and reverse repurchase agreements, including the renewal, replacement, increase, extension or refinancing of each of the foregoing, (v) ordinary course purchase money and equipment financings and similar obligations, including the renewal, replacement, increase, extension or refinancing of each of the foregoing, (vi) other debt or commitments, excluding, for the avoidance of doubt, debt incurred or commitments obtained to finance the Transactions, the Contemplated Debt Securities and the Contemplated Private Placement, in an aggregate principal amount of up to $200 million, and (vii) other debt to be mutually agreed.

For the purpose hereof, “Excluded Equity” means issuances of Equity Interests (i) pursuant to employee stock plans, (ii) upon vesting, exercise, exchange or conversion of restricted stock units, options or other rights to acquire shares of common stock, (iii) pursuant to Cambridge Holdings’ equity and incentive plans, (iv) as consideration for acquisitions and/or investments, (v) upon exercise of outstanding warrants or conversion of convertible securities of Cambridge Holdings or Terra Nitrogen Company, L.P., (vi) to or by a subsidiary of Parent to any other subsidiary of Parent, (vii) used as consideration for the Acquisition, (viii) of directors’ qualifying shares, (ix) used as consideration for or in connection with the Disclosed Transactions; provided that (A) the Amended Credit Agreement is effective and (B) Tranche A has been terminated or repaid in full from any combination of the proceeds of (x) debt, (y) equity offerings or (z) non-ordinary course asset sales and (x) other equity issuances to be mutually agreed.

Amounts prepaid pursuant to any mandatory prepayment of the Bridge Loans may not be reborrowed.

The Tranche A Commitments, pursuant to the Commitment Letter and the Credit Documentation, shall terminate on the earliest to occur of (i) the Tranche A Closing Date; (ii) the date on which all of the Tranche A Commitments are terminated and (iii) the Tranche A Outside Date.

The Tranche B Commitments, pursuant to the Commitment Letter and the Credit Documentation, shall terminate on the earliest to occur of (i) the Tranche B Outside Date, (iii) the Tranche B Closing Date and (iv) the date of any public announcement by Parent or Cambridge of the abandonment of the Acquisition or the termination of the obligations of Parent or any of its subsidiaries under the Acquisition Agreement to consummate the Acquisition in accordance with the Acquisition Agreement.

	Application of Mandatory Prepayments and Commitment Reductions:	Mandatory prepayments of Bridge Loans and reductions of Bridge Commitments shall be applied as follows:

(a)

Prior to the Tranche A Closing Date, to reduce the Bridge Commitments, with such reductions applied first to any outstanding Tranche A Commitments and, if such allocation results in the outstanding Tranche A Commitments being reduced to $0.00, then second to reduce any outstanding Tranche B Commitments.

(b)

On or after the Tranche A Closing Date and prior to the Tranche B Closing Date, first to prepay any outstanding Tranche A Loans and, if such allocation results in the outstanding Tranche A Loans being reduced to $0.00, then second to reduce any outstanding Tranche B Commitments.

(c)

On or after the Tranche B Closing Date, first to prepay any outstanding Tranche A Loans and, if such allocation results in the outstanding Tranche A Loans being reduced to $0.00, then second to prepay any outstanding Tranche B Loans.

IV.	CERTAIN CONDITIONS

Conditions to Closing:

The Tranche A Loans shall be available on the date on which the express conditions precedent set forth in Sections 1(A) and 1(B) of the Commitment Letter and Exhibit C attached thereto are satisfied or waived (such date, the “Tranche A Closing Date”).  The Tranche B Loans shall be available on the date on which the express conditions precedent set forth in Sections 1(A) and 1(C) of the Commitment Letter and Exhibit D attached thereto are satisfied or waived (such date, the “Tranche B Closing Date” and together with the Tranche A Closing Date, the “Closing Date”).

V.	CERTAIN DOCUMENTATION MATTERS

The definitive documentation with respect to the Bridge Facility (the “Credit Documentation”) shall be based on and substantially the same as the Existing Credit Agreement (with such changes necessary to effect the Transactions, including (i) increasing materiality levels, thresholds and basket sizes, (ii) adding Cambridge New Holdco as the Lead Borrower, the Tranche B Borrower and a Guarantor with respect to the Tranche A Loans, in each case pursuant to customary joinder documentation in form and substance mutually agreed and delivered on the Tranche B Closing Date, (iii) following the Tranche B Closing Date, replacing references to Cambridge Holdings with references to Cambridge New HoldCo, as applicable, including with respect to representations, warranties, covenants and events of default, (iv) reflecting Cambridge New Holdco’s jurisdiction of incorporation and (v) expanding the definition of “Excluded Subsidiaries” (provided that Excluded Subsidiaries will be treated the same as in the Existing Credit Agreement), in the case of clauses (i), (ii), (iii), (iv) and (v), to the extent mutually agreed, and, subject to the foregoing, the terms of such documentation shall be substantially the same as the Existing Credit Agreement (except (x) as otherwise provided in the other sections of this term sheet (y) modifications agreed to by the Borrowers after good-faith consideration of comments received by the Borrowers from any Arranger or the syndicate and (z) modifications agreed to by the Arrangers after good-faith consideration of comments received by the Arrangers from the Borrowers), and shall in any case contain only the representations, warranties, covenants and events of default set forth below under the headings “Representations and Warranties,” “Affirmative Covenants,” “Negative Covenants,” “Financial Covenants,” and “Events of Default” (collectively, the “Documentation Principles”).

	Representations and Warranties:	Representations and warranties will be subject to the Documentation Principles unless the Lead Borrower and the Lead Arrangers otherwise mutually agree, and will be limited to:

Organization and powers; authorization and enforceability; governmental approvals and no conflicts; financial condition; no material adverse effect; properties; litigation and environmental matters; compliance with laws and agreements; investment company status; taxes; ERISA; disclosure; subsidiaries; use of proceeds and margin regulations; guarantors; anti-terrorism laws and anti-corruption laws and sanctions; and solvency of Parent and its subsidiaries on a consolidated basis (with respect to Tranche A, as of the Tranche A Closing Date, and with respect to Tranche B, as of the Tranche B Closing Date).

Affirmative Covenants:	Affirmative covenants will be subject to the Documentation Principles unless the Lead Borrower and the Lead Arrangers otherwise mutually agree, and will be limited to:

Financial statements; ratings change and other information; notices of material events; existence and conduct of business; payment of taxes; maintenance of properties and insurance; books and records and inspection rights; compliance with laws and agreements; use of proceeds; and guarantors.

Financial Covenant:	The following covenants will be the only financial covenants in the Credit Documentation:

Minimum Interest Coverage Ratio of 2.75:1.00.

Maximum Total Leverage Ratio of 3.75:1.00.

Proceeds of any debt financing obtained by Parent or any of its subsidiaries that is subject to an escrow or similar arrangement prior to the Tranche B Closing Date in connection with the Transactions (any lien in respect of such an arrangement, a “Permitted Escrow Lien”) will be deemed to be unrestricted cash for purposes of the financial covenant.

Negative Covenants:	Negative covenants will be subject to the Documentation Principles unless the Lead Borrower and the Lead Arrangers otherwise mutually agree, and will be limited to:

Limitations on indebtedness; liens (including Permitted Escrow Liens); and fundamental changes.

Events of Default:	Events of default will be subject to the Documentation Principles unless the Lead Borrower and the Lead Arrangers otherwise mutually agree, and will be limited to:

Nonpayment of principal when due; nonpayment of interest, fees or other amounts after a grace period consistent with the Existing Credit Agreement; material inaccuracy of representations and warranties after a grace period consistent with the Existing Credit Agreement; violation of covenants (subject to grace periods consistent with the Existing Credit Agreement); cross-acceleration and cross event of default to material indebtedness of Parent and its subsidiaries substantially consistent with the Existing Credit Agreement, with certain modifications to be agreed, including an increase to the materiality threshold; bankruptcy events; judgment defaults substantially consistent with the Existing Credit Agreement, with certain modifications to be agreed, including an increase to the materiality threshold; certain ERISA events; a change of control (the definition of which is to be substantially consistent with the Existing Credit Agreement and subject to grace periods consistent with the Existing Credit Agreement, with certain modifications to be mutually agreed); and failure of guaranty.

Voting:	Amendments and waivers with respect to the Credit Documentation shall require the approval of Lenders holding not less than a majority of the aggregate amount of the Bridge Loans and Bridge Commitments, except that (a) (i) reductions in the amount or extensions of the scheduled date of final maturity of any Bridge Loan of any Lender shall require the consent of such Lender, (ii) reductions in the rate of interest or any fee payable in respect of the Bridge Facility or extensions of any due date thereof owed to any Lender shall require the consent of such Lender, (iii) increases in the amount or extensions of the expiry date of any Lender’s Bridge Commitment shall require the consent of such Lender and (iv) modifications to the pro rata provisions of the Credit Documentation shall require the consent of each Lender directly and adversely affected thereby and (b) the consent of 100% of the Lenders shall be required with respect to (i) modifications to any of the voting percentages in respect of the Bridge Facility and (ii) releases of all or substantially all Guarantors (except to the extent released from its guarantee of the Existing Credit Agreement (or refinancings thereof) or as otherwise permitted in a manner consistent with the Documentation Principles).  The Credit Documentation shall contain customary provisions for replacing non-consenting Lenders in connection with amendments and waivers requiring the consent of all Lenders or of all Lenders directly affected thereby so long as Lenders holding at least a majority of total Bridge Loans and Bridge Commitments shall have consented thereto.

Assignments and Participations:

The Lenders shall be permitted to assign (other than to Parent or its subsidiaries) all or a portion of their Bridge Loans and Bridge Commitments in accordance with the section titled “Pro Rata Assignments” below and with the consent (which consent, solely with respect to Bridge Loans, shall not be unreasonably withheld or delayed), of (a) the Lead Borrower, provided that no such consent shall be required (i) with respect to Bridge Commitments, if the assignee is a Permitted Assignee (subject to the Backstop Requirement, if applicable) or (ii) with respect to Bridge Loans, if the assignee is a Permitted Assignee, a Lender, an affiliate of a Lender or an approved fund or if a payment or bankruptcy event of default under the Credit Documentation has occurred and is continuing, and (b) the Administrative Agent.  In the case of partial assignments (other than to another Lender, an affiliate of a Lender or an Approved Fund), the minimum assignment amount shall be $10,000,000, unless otherwise agreed by the Lead Borrower (unless an event of default has occurred and is continuing) and the Administrative Agent.  If the consent of the Lead Borrower is required in connection with any assignment, it shall be deemed to have provided such consent unless it has notified the Administrative Agent of its refusal to give such consent within 10 business days of receiving written request for its consent to such assignment.

The Lenders shall also be permitted to sell participations in their Bridge Loans.  Participants shall have the same (but no greater) benefits as the Lenders with respect to yield protection and increased cost provisions.  Voting rights of participants shall be limited to those matters with respect to which the affirmative vote of the specific Lender from which it purchased its participation would be required as described under “Voting” above.

Pledges of Bridge Loans in accordance with applicable law shall be permitted without restriction. Promissory notes shall be issued under the Bridge Facility only upon request.

Pro Rata Assignments:	All assignments of Bridge Loans and Bridge Commitments shall be made pro rata as between Tranche A and Tranche B as follows:

(a)           Prior to the Tranche A Closing Date, all assignments of Bridge Commitments shall be made pro rata as between the Tranche A Commitments and the Tranche B Commitments (in proportion to the aggregate amount of Tranche A Commitments and Tranche B Commitments committed by such assigning Lender at the time of any such assignment).

(b)           On or after the Tranche A Closing Date and prior to the Tranche B Closing Date, all assignments of Tranche A Loans shall be made pro rata as between the Tranche A Loans and the Tranche B Commitments (in proportion to the aggregate principal amount of Tranche A Loans and Tranche B Commitments held by such assigning Lender at the time of any such assignment).

(c)           On or after the Tranche B Closing Date, all assignments of Bridge Loans shall be made pro rata as between the Tranche A Loans and the Tranche B Loans (in proportion to the aggregate principal amount of Tranche A Loans and Tranche B Loans held by such assigning Lender at the time of any such assignment).

Yield Protection and Defaulting Lender:

The Credit Documentation shall contain customary provisions consistent with the Documentation Principles (a) protecting the Lenders against increased costs or loss of yield resulting from changes in reserve, tax, capital adequacy and other requirements of law (provided, that for the purposes of determining a change in law, the Dodd-Frank Wall Street Reform and Consumer Protection Act and Basel III, and all requests, rules, guidelines or directives promulgated under, or issued in connection with, either of the foregoing, shall be deemed to have been introduced or adopted after the date of the Credit Documentation, regardless of the date enacted, adopted or issued) and from changes in withholding or other taxes (other than franchise or income taxes); provided that with respect to increased costs or capital adequacy, any such Lender shall only be entitled to seek such additional amounts if such Lender is generally seeking the payment of similar additional amounts from similarly situated borrowers in comparable credit facilities; provided, further, that no Borrower shall be required to compensate a Lender pursuant to this provision for any such additional costs or losses suffered more than 120 days prior to the date that such Lender notifies such Borrower of the circumstances giving rise to such additional costs or such losses suffered and of such Lender’s intention to claim compensation therefor and (b) indemnifying the Lenders for “breakage costs” (excluding loss of margin) incurred in connection with, among other things, any payment or prepayment of, or failure to borrow, a LIBOR Loan (as defined in Annex I) on a day other than the last day of an interest period with respect thereto.  Each Borrower shall have the right to replace any Lender that charges an amount with respect to contingencies under such increased costs, capital adequacy and yield protection provisions.

The Credit Documentation shall contain customary provisions consistent with the Documentation Principles relating to defaulting lenders unless the Lead Borrower and the Arrangers mutually agree.

Expenses and Indemnification:

The Lead Borrower shall pay (a) all reasonable and documented out-of-pocket expenses of the Administrative Agent and the Arrangers associated with the syndication of the Bridge Facility and the preparation, execution and delivery of the Credit Documentation (including, without limitation, the reasonable and documented fees, disbursements and other charges of one counsel for the Administrative Agent and the Arrangers taken as a whole, if reasonably necessary, one local counsel to all of the Commitment Parties, taken as a  whole, in each appropriate jurisdiction and, solely in the case of a conflict of interest, one additional counsel to all of the Commitment Parties, taken as a whole), to the extent set forth in the Commitment Letter, (b) all reasonable and documented out-of-pocket expenses of the Administrative Agent in connection with the administration of the Credit Documentation and any amendment or waiver with respect thereto (including, without limitation, the reasonable and documented fees, disbursements and other charges of one counsel for the Administrative Agent and the Arrangers taken as a whole) and (c) all reasonable and documented out-of-pocket expenses of the Administrative Agent and the Lenders (including, without limitation, the reasonable and documented fees, disbursements and other charges of one counsel for the Administrative Agent and all Lenders taken as a whole and, if reasonably required, one local counsel to all such persons as necessary in each appropriate jurisdiction and, solely in the case of a conflict of interest, one additional counsel to the affected persons taken as a whole) in connection with the enforcement of the Credit Documentation.

The Administrative Agent, the Arrangers and the Lenders (and their affiliates and their respective officers, directors, employees, advisors and agents) (each, an “Indemnified Person”) will be indemnified and held harmless against, any loss, claim, damage and liability arising out of or relating to any investigation, litigation or proceeding arising out of or relating to any investigation, litigation or proceeding related to the execution or delivery of the Credit Documentation, the performance by the parties thereto of their respective obligations thereunder or the consummation of the Transactions or any other transactions contemplated thereby, or any Bridge Loan or the use of proceeds therefrom, and will be reimbursed by the Lead Borrower for any reasonable and documented legal or other out-of-pocket expenses of one outside counsel to all such Indemnified Persons taken as a whole incurred in connection with investigating or defending the foregoing, provided that the foregoing indemnity will not, as to any Indemnified Person, apply to (i) taxes that are otherwise indemnifiable under other provisions of the Credit Documentation, including to the extent covered by the immediately preceding paragraph, (ii) excluded taxes, or (iii) losses, claims, damages, liabilities or related expenses to the extent (x) they are found by a final and non-appealable judgment of a court of competent jurisdiction to arise from the willful misconduct, bad faith or gross negligence of such Indemnified Person or any of its Related Persons or they arise from the material breach of the Credit Documentation by such Indemnified Person or any of its Related Persons or (y) they arise from any dispute among Indemnified Persons and not arising from any act or omission by Parent, either Borrower, any of your, their or its affiliates, or the Acquired Business, except to the extent an Indemnified Person was acting in its capacity as Administrative Agent, Arranger or other similar role.

Governing Law and Forum:

New York; provided, however, that on or prior to the Tranche B Closing Date the interpretation of the definitions of “Oxford Material Adverse Effect” and the “Acquisition Agreement Representations” shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws.   Each party to the Credit Documentation will waive the right to trial by jury and will consent to the exclusive jurisdiction of the state and federal courts located in The Borough of Manhattan, The City of New York.

Counsel to the Administrative Agent and the Arrangers:	Davis Polk & Wardwell LLP.

Annex I

Interest and Certain Fees

Interest Rate Options:                                                                         The Lead Borrower may elect that the Bridge Loans bear interest at a rate per annum equal to:

(i)    the ABR plus the Applicable Margin; or

(ii)   the Adjusted LIBO Rate plus the Applicable Margin.

As used herein:

“ABR” means, for any day, a fluctuating rate per annum equal to the highest of (i) the federal funds effective rate from time to time plus 0.50%, (ii) the rate of interest per annum from time to time published in the “Money Rates” section of The Wall Street Journal as being the “Prime Lending Rate” or, if more than one rate is published as the Prime Lending Rate, then the highest of such rates (the “Prime Rate”) (each change in the Prime Rate to be effective as of the date of publication in The Wall Street Journal of a “Prime Lending Rate” that is different from that published on the preceding domestic business day); provided, that in the event that The Wall Street Journal shall, for any reason, fail or cease to publish the Prime Lending Rate, the Administrative Agent shall choose a reasonably comparable index or source to use as the basis for the Prime Lending Rate and (iii) the one month Adjusted LIBO Rate plus 1.00%.  Each change in any interest rate provided for herein based upon the ABR resulting from a change in the Prime Lending Rate, the federal funds effective rate or the Adjusted LIBO Rate shall take effect at the time of such change in the Prime Lending Rate, the federal funds effective rate, or the Adjusted LIBO Rate, respectively.

“Adjusted LIBO Rate” means the LIBO Rate, as adjusted for statutory reserve requirements for eurocurrency liabilities (if any) (and in any event shall not be less than 0%).

“Applicable Margin” means a percentage determined in accordance with the pricing grid attached hereto as Annex I-A (the “Pricing Grid”).

“LIBO Rate” means the rate for eurodollar deposits in the London interbank market for a period of one, two, three or six months (or, if available to, or with the consent of, each Lender, such other period that is less than one month or greater than six months), in each case as selected by the Lead Borrower, appearing on Page LIBOR01 of the Reuters screen (or applicable successor service) or otherwise determined in a manner consistent with the Documentation Principles or as mutually agreed.

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Interest Payment Dates:                                                             In the case of Bridge Loans bearing interest based upon the ABR (“ABR Loans”), quarterly in arrears on the last business day of each March, June, September and December.

In the case of Bridge Loans bearing interest based upon the Adjusted LIBO Rate (“LIBOR Loans”), on the last day of each relevant interest period and, in the case of any interest period longer than three months, on each successive date three months after the first day of such interest period.

Commitment Fees:                                                                                        The applicable Borrower shall pay, or cause to be paid, commitment fees (the “Commitment Fees”) to each Lender under the Bridge Facility calculated at a rate per annum equal to 0.15% on the daily average undrawn Bridge Commitments of such Lender, accruing during the period commencing on the later of (i) the date that is 60 days following the date of the Commitment Letter and (ii) the date of execution of the credit agreement for the Bridge Facility and ending on the earlier of (x) the termination of the Bridge Facility and (y) the Tranche B Closing Date, payable quarterly in arrears and upon the last day of the accrual period.

Duration Fees:                                                                                                                 The applicable Borrower shall pay, or cause to be paid, duration fees (the “Duration Fees”) for the account of each Lender in amounts equal to the percentage as determined in accordance with the grid below, of the principal amount of the Tranche A Loan or Tranche B Loan, as applicable, of such Lender outstanding at the close of business, New York City time, on each date set forth in the grid below, payable on each such date:

Tranche A Duration Fee
90 days after the Tranche A Closing Date	180 days after the Tranche A Closing Date	270 days after the Tranche A Closing Date
0.50%	0.75%	1.00%

Tranche B Duration Fee
90 days after the Tranche B Closing Date	180 days after the Tranche B Closing Date	270 days after the Tranche B Closing Date
0.50%	0.75%	1.00%

Default Rate:                                                                                                                      At any time when a payment default under the Credit Documentation has occurred and is continuing, the overdue amount shall accrue interest at a rate per annum equal to (i) in the case of principal of any Bridge Loan, 2% above the rate otherwise applicable thereto or (ii) in the case of any other

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amount, 2% above the rate applicable to ABR Loans, with such interest being payable on demand.

Rate and Fee Basis:                                                                                    All per annum rates shall be calculated on the basis of a year of 360 days (or 365/366 days, in the case of ABR Loans the interest rate payable on which is then based on the Prime Rate) for actual days elapsed.

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Annex I-A

CF INDUSTRIES HOLDINGS, INC.

Pricing Grid

Parent’s Senior Unsecured Long-Term	Applicable Margin
Debt Rating (S&P or Moody’s)	ABR Loans	LIBOR Loans
Rating Level 1: > BBB+ / Baa1	12.5 bps	112.5 bps
Rating Level 2: > BBB / Baa2	25 bps	125 bps
Rating Level 3: > BBB- / Baa3	50 bps	150 bps
Rating Level 4: < BB+ / Ba1	75 bps	175 bps
Rating Level 5: < BB / Ba2	100 bps	200 bps

The Applicable Margin in respect of Tranche A Loans shall increase by 25 basis points every 90 days starting with the date that is 90 days from the Tranche A Closing Date through and including the date that is 270 days after the Tranche A Closing Date.  The Applicable Margin in respect of Tranche B Loans shall increase by 25 basis points every 90 days starting with the date that is 90 days from the Tranche B Closing Date through and including the date that is 270 days after the Tranche B Closing Date.

In the event of a split rating, the higher rating shall apply, except that in the event of a split rating of more than one level, the applicable rating shall be one level lower than the higher rating. In the event that such debt ratings are no longer in effect, the pricing will be determined based on Ratings Level 5.

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Exhibit C

CF INDUSTRIES HOLDINGS, INC.
364-DAY SENIOR UNSECURED BRIDGE TERM LOAN FACILITY

Conditions Precedent to Tranche A Closing Date

Capitalized terms not otherwise defined herein shall have the same meaning as specified with respect thereto in the Commitment Letter to which this Exhibit C is attached, including Exhibits A, B and D thereto.

The extension of credit under Tranche A of the Bridge Facility on the Tranche A Closing Date shall be conditioned upon satisfaction of only the following conditions precedent on or before the Tranche A Outside Date:

1.             The Arrangers shall have received (i) audited consolidated financial statements of Cambridge Holdings for the three most recent fiscal years ended at least 60 days prior to the Tranche A Closing Date as to which such financial statements are available and (ii) unaudited interim consolidated financial statements of Cambridge Holdings for each fiscal quarter period ended subsequent to the date of the latest financial statements delivered pursuant to clause (i) of this paragraph and at least 40 days prior to the Tranche A Closing Date as to which such financial statements are available.

2.             The Lenders, the Administrative Agent, the Commitment Parties and the Arrangers shall have received all fees required to be paid, and all expenses required to be paid for which invoices have been presented to the Lead Borrower at least 3 business days prior to the Tranche A Closing Date, on or before the Tranche A Closing Date.

3.             The Lenders shall have received such customary legal opinions from such counsel to the Tranche A Borrower as may be reasonably required by the Administrative Agent, corporate organizational documents, good standing and officer certificates (including, without limitation, customary certificates from the chief financial officer of the Tranche A Borrower demonstrating the solvency (on a consolidated basis) of Parent and its subsidiaries as of the Tranche A Closing Date, substantially in the form of Exhibit E to this Commitment Letter), resolutions, borrowing notices and other instruments, each as is customary for transactions of this type and reasonably satisfactory to the Administrative Agent (including, without limitation, solely in respect of the Tranche A Borrower and Cambridge Holdings, if requested at least 10 business days prior to the Tranche A Closing Date, all documentation and other information required with respect to PATRIOT Act and related compliance) at least 3 business days prior to the Tranche A Closing Date.

4.             There shall exist no event of default under the Credit Documentation at the time of or after giving effect to the extensions of credit under Tranche A of the Bridge Facility on the Tranche A Closing Date.

5.             All representations and warranties under the Credit Documentation shall be true and correct in all material respects on the Tranche A Closing Date (except (x) to the extent any such representation or warranty is stated to relate solely to an earlier date, it shall be true and correct in all material respects as of such earlier date and (y) any representation and warranty that is qualified as to “materiality”, “Material Adverse Effect” or similar language shall be true and correct in all respects).

6.             To the extent that the Contemplated Private Placement has not been consummated on or prior to the date that is 15 business days from the Tranche A Closing Date (provided that such 15 business-day period (i) shall not include November 26, 2015, November 27, 2015, November 24, 2016 or November 25, 2016 and (ii) shall (x) end prior to December 21, 2015 or commence on or after January 4, 2016, (y) end prior to August 15, 2016 or commence on or after September 6, 2016 and (z) end prior to December 19, 2016 or commence on or after January 3, 2017), then the Lead Borrower shall ensure that

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the financial institutions engaged in the Contemplated Private Placement (the “Placement Agents”) shall have received by the date that is 15 business days prior to the Tranche A Closing Date a complete printed customary preliminary private placement memorandum for use in a customary road show relating to the proposed 4(a)(2) private placement (the “Private Placement”) that contains all financial statements that would be customary to include in connection with a private placement (other than a Rule 144A offering) to institutional investors and such disclosure as is necessary for outside counsel of the Tranche A Borrower to render customary opinions in connection with the Private Placement and, if reasonably requested by the Placement Agents, cause the senior management and representatives of the Tranche A Borrower to participate in due diligence sessions and a customary road show for the Private Placement at times and locations to be mutually agreed upon. In addition to the above, the Lead Borrower shall ensure that the proposed investors shall have had (i) access to such due diligence materials as are customary in connection with a 4(a)(2) private placement and (ii) such one-on-one investor meetings with management as are customary with a 4(a)(2) private placement, and such Private Placement shall otherwise be conducted in such a manner as to ensure that not registration is required under the Securities Act. If the Lead Borrower shall in good faith reasonably believe that it has delivered the preliminary private placement memorandum required by the preceding sentence, it shall deliver to the Arrangers written notice to that effect (stating when it believes it completed the applicable delivery), in which case the preliminary private placement memorandum shall be deemed to have been delivered on the date of the applicable notice, unless the Arrangers in good faith reasonably believe that the Lead Borrower has not completed delivery of the preliminary private placement memorandum, and, within 2 business days after the Arrangers’ receipt of such notice from the Lead Borrower, the Arrangers deliver a written notice to the Lead Borrower to that effect (stating with specificity that the preliminary private placement memorandum has not been delivered and detailing any deficiencies).  Notwithstanding the foregoing, at no time shall financial statements of the Acquired Business be required to be delivered for fiscal years prior to 2013.

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Exhibit D

CF INDUSTRIES HOLDINGS, INC.
364-DAY SENIOR UNSECURED BRIDGE TERM LOAN FACILITY

Conditions Precedent to Tranche B Closing Date

Capitalized terms not otherwise defined herein shall have the same meaning as specified with respect thereto in the Commitment Letter to which this Exhibit D is attached, including Exhibits A, B and C thereto.

The extension of credit under Tranche B of the Bridge Facility on the Tranche B Closing Date shall be conditioned upon satisfaction of only the following conditions precedent on or before the Tranche B Outside Date:

1.             (i) Except (x) (A) as disclosed in the publicly available Oxford Reports (as defined in the Acquisition Agreement (as in effect as of the date hereof)) filed with the Dutch Trade Register or the Netherlands Authority for the Financial Markets (Stichting Autoriteit Financiële Markten) prior to the date of the Acquisition Agreement (but excluding any risk factor disclosures contained under the heading “Risk Management and Compliance” (other than any factual information contained therein) and any disclosure of risks included in any “forward-looking statements” disclaimer), or (B) as disclosed in the publicly available MLP Reports (as defined in the Acquisition Agreement (as in effect as of the date hereof)) filed with the SEC prior to the date of the Acquisition Agreement (but excluding any risk factor disclosures contained under the heading “Risk Factors” (other than any factual information contained therein) and any disclosure of risks included in any “forward-looking statements” disclaimer) or (y) as set forth in the disclosure letter delivered to Cambridge (as defined in the Acquisition Agreement (as in effect as of the date hereof)) by Oxford (as defined in the Acquisition Agreement (as in effect as of the date hereof)) at or prior to the execution of the Acquisition Agreement (the “Oxford Disclosure Letter”) and making reference to the particular section or subsection of the Acquisition Agreement to which exception is being taken (provided that any information set forth in one section or subsection of the Oxford Disclosure Letter shall also be deemed to apply to each other section or subsection thereof to which its relevance is reasonably apparent on its face), from December 31, 2014 until the date of the Acquisition Agreement, there shall have been no change, development, event, occurrence, effect or state of facts that has had an Oxford Material Adverse Effect (as defined in the Acquisition Agreement) and (ii)  there shall not have occurred after the date of the Acquisition Agreement an Oxford Material Adverse Effect (as defined in the Acquisition Agreement).

2.             (i) The Acquisition shall have been, or substantially concurrently with the initial funding under the Bridge Facility shall be, consummated in accordance with the terms of the Acquisition Agreement (as may be amended, restated, supplemented or otherwise modified pursuant to clause (ii) below) and (ii) no provision of the Acquisition Agreement, in the form of the final Acquisition Agreement dated August 6, 2015 and provided to the Arrangers on the date hereof prior to its execution of the Commitment Letter, shall have been waived, amended, supplemented or otherwise modified, and no consent by Parent or any of its subsidiaries shall have been provided thereunder, in each case which is materially adverse to the interests of the Lenders without the Arrangers’ prior written consent (such consent not to be unreasonably withheld, delayed or conditioned); provided that (w) any modification to the definition of “Oxford Material Adverse Effect”, (x) any modification to, waiver of or consent under Section 10.2(a)(i) of the Acquisition Agreement solely with respect to the representation and warranty of “Oxford” in Section 4.28 of the Acquisition Agreement (as in effect on the date hereof) or Section 10.2(f) of the Acquisition Agreement (as in effect on the date hereof), (y) any decrease in the purchase consideration for the Acquisition greater than 10% of the aggregate purchase price shall be deemed materially adverse to the Lenders and (z) any increase in the cash portion of the purchase consideration for the Acquisition greater than 10% of the cash portion of the aggregate purchase price shall in each case be deemed materially adverse to the Lenders.

3.             The Darwin Debt Refinancing shall have been consummated and, after giving effect to the Acquisition, no Darwin Debt shall remain outstanding other than to the extent a Consent has been obtained or is not required in respect of any such Darwin Debt.

4.             The Arrangers shall have received (i) audited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of Cambridge Holdings and its subsidiaries for the three most recent fiscal years ended on or prior to the date that is 60 days prior to the Tranche B Closing Date, and unaudited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of Cambridge Holdings and its subsidiaries for each subsequent fiscal quarter ended at least 40 days prior to the Tranche B Closing Date, in each case prepared in conformity with U.S. GAAP and Regulation S-X; (ii) if, and to the extent it would be required by Rule 3-05 and Article 11 of Regulation S-X or customary for a registered offering, (x) audited consolidated annual financial statements of the Acquired Business for the three (or two if the proviso to this clause (x) is applicable) most recent fiscal years ended on or prior to the date that is 90 days prior to the Tranche B Closing Date, prepared in accordance with U.S. GAAP or IFRS; provided that, notwithstanding anything herein to the contrary, at no time shall financial statements of the Acquired Business be required to be delivered for fiscal years prior to 2013 and (y) unaudited interim consolidated financial statements of the Acquired Business for the most recent interim period ended on or prior to the date that is 45 days prior to the Tranche B Closing Date (which shall have been reviewed by the independent accountants for the Acquired Business as provided in Statement on Auditing Standards No. 100) prepared in accordance with U.S. GAAP or IFRS; and (iii) customary pro forma financial statements, in each case as would be required or customary to be included in a Registration Statement on Form S-1 and which meet the requirements of Regulation S-X under the Securities Act, and all other accounting rules and regulations of the SEC promulgated thereunder and required for and by a Registration Statement under the Securities Act on Form S-1; provided, however, to the extent such information is filed by Cambridge Holdings or the Acquired Business with the SEC and publicly available, the conditions set forth in this paragraph 3 shall be deemed satisfied with respect to such information.

5.             The Lenders, the Administrative Agent, the Commitment Parties and the Arrangers shall have received all fees required to be paid, and all expenses required to be paid for which invoices have been presented to the Lead Borrower at least 3 business days prior to the Tranche B Closing Date, on or before the Tranche B Closing Date.

6.             The Lenders shall have received such customary legal opinions from such counsel to the Tranche B Borrower as may be reasonably required by the Administrative Agent (including with respect to the joinder of Cambridge New HoldCo as the Tranche B Borrower and the Lead Borrower), corporate organizational documents, good standing and officer certificates (including, without limitation, a customary certificate from the chief financial officer of the Lead Borrower demonstrating the solvency (on a consolidated basis) of Parent and its subsidiaries as of the Tranche B Closing Date on a pro forma basis for the Transactions, substantially in the form of Exhibit E to this Commitment Letter), customary joinder documentation in form and substance mutually agreed joining Cambridge New HoldCo as the Tranche B Borrower and the Lead Borrower; resolutions, borrowing notices and other instruments, each as is customary for transactions of this type and reasonably satisfactory to the Administrative Agent (including, without limitation, if requested at least 10 business days prior to the Tranche B Closing Date, all documentation and other information required with respect to PATRIOT Act and related compliance at least 3 business days prior to the Tranche B Closing Date).

7.             There shall exist no event of default under the Credit Documentation at the time of or after giving effect to the extensions of credit under the Bridge Facility on the Tranche B Closing Date relating to (a) a payment event of default in respect of principal, interest or fees payable under the Fee

Letter, (b) a change of control, (c) a breach of the negative covenants relating to debt, liens and fundamental changes, (d) a financial covenant event of default, (e)  cross-acceleration to material debt and (f) bankruptcy of Parent or either Borrower.  Except as has not had an Oxford Material Adverse Effect (as defined in the Acquisition Agreement), no event of default exists under any Darwin Debt that remains outstanding.

8.             The Specified Representations made by the Tranche B Borrower shall be true and correct in all material respects after giving effect to the making of such Tranche B Loans on the Tranche B Closing Date and the Acquisition Agreement Representations shall be true and correct in all material respects after giving effect to the making of such Tranche B Loans on the Tranche B Closing Date (it being understood that the Tranche B Commitments and the making of the Tranche B Loans thereunder on the Tranche B Closing Date shall not be conditioned upon the accuracy or correctness of any representation or warranty other than as set forth in this paragraph 7).  “Specified Representations” means the representations and warranties made by the Tranche B Borrower relating solely to (a) corporate existence, power and authority, in each case as they relate to entering into and performance of the relevant Credit Documentation by the Tranche B Borrower and the Guarantors, (b) the authorization, execution, delivery and enforceability (subject to customary enforceability exceptions) of the Credit Documentation, in each case as they relate to entering into and performance of the relevant Credit Documentation by the Tranche B Borrower and the Guarantors, (c) no conflicts of the Credit Documentation with (i) organizational documents and (ii) material debt obligations under the Existing Credit Agreement, the Amended Credit Agreement, Cambridge’s existing indentures, and other material debt obligations of either Borrower or any Guarantor; (d) solvency as of the Tranche B Closing Date of Parent and its subsidiaries on a consolidated basis; (e) Federal Reserve margin regulations; (f) the Investment Company Act; (g) laws against sanctioned persons; (h) anti-corruption laws and (i) the PATRIOT Act.

9.             To the extent that the Contemplated Debt Securities have not been issued on or prior to the date that is 15 business days prior to the Tranche B Closing Date, then the Lead Borrower shall ensure that the financial institutions engaged in the offering of the Contemplated Debt Securities (the “Financial Institutions”) shall have received by the date that is 15 business days prior to the Tranche B Closing Date (provided that such 15 business-day period (i) shall not include November 26, 2015, November 27, 2015, November 24, 2016 or November 25, 2016 and (ii) shall (x) end prior to December 21, 2015 or commence on or after January 4, 2016, (y) end prior to August 15, 2016 or commence on or after September 6, 2016 and (z) end prior to December 19, 2016 or commence on or after January 3, 2017) any one of a complete printed preliminary prospectus supplement or preliminary offering memorandum (such document, the “Required Tranche B Offering Document”) for use in a customary road show relating to the Contemplated Debt Securities that contains (or incorporates by reference) all financial statements (including all audited financial statements, all unaudited financial statements (which shall have been reviewed by the independent accountants for the Tranche B Borrower or the Acquired Business, as applicable, as provided in Statement on Auditing Standards No. 100) and all pro forma financial statements prepared in accordance with Regulation S-X and all other data, in each case that the SEC would require or that would be customary to include in a registration statement on form S-1 for a registered offering of the Contemplated Debt Securities and that would be necessary for the Financial Institutions to receive customary “comfort” letters (including “negative assurance” comfort letters) from the independent auditors of the Tranche B Borrower and the Acquired Business and such disclosure as is necessary for outside counsel of the Tranche B Borrower to render customary opinions and negative assurance letters, in each case in connection with the offering of the Contemplated Debt Securities (provided that any such preliminary offering memorandum need not include (i) financial statements and data required by Rules 3-09, 3-10 or 3-16 of Regulation S-X, (ii) segment financial data, (iii) information regarding compensation discussion and analysis as required by Item 402 of Regulation S-K, and (iv) any other information or financial data customarily excluded from a Rule 144A offering memorandum) and if reasonably requested by the underwriters of the Contemplated Debt Securities, cause the senior management and representatives of the Tranche B Borrower to participate in due diligence sessions and a customary road show for any registered offering or private placement of the Contemplated Debt

Securities at times and locations to be mutually agreed upon. If the Lead Borrower shall in good faith reasonably believe that it has delivered the Required Tranche B Offering Document required by the preceding sentence, it shall deliver to the Financial Institutions written notice to that effect (stating when it believes it completed the applicable delivery), in which case the Required Tranche B Offering Document shall be deemed to have been delivered on the date of the applicable notice, unless the Financial Institutions in good faith reasonably believe that the Lead Borrower has not completed delivery of the Required Tranche B Offering Document, and, within 2 business days after the Financial Institutions’ receipt of such notice from the Lead Borrower, the Financial Institutions deliver a written notice to the Lead Borrower to that effect (stating with specificity that the Required Tranche B Offering Document has not been delivered and detailing any deficiencies).  Notwithstanding the foregoing, at no time shall financial statements of the Acquired Business be required to be delivered for fiscal years prior to 2013.

Exhibit E

FORM OF SOLVENCY CERTIFICATE

SOLVENCY CERTIFICATE

Pursuant to Section [   ][   ] of the Credit Agreement, the undersigned hereby certifies, solely in such undersigned’s capacity as a Financial Officer of the Lead Borrower, and not individually, as follows:

As of the date hereof, [after the making of the Tranche A Loans under the Credit Agreement][after giving effect to the consummation of the Transactions, including the making of the Tranche B Loans under the Credit Agreement], and after giving effect to the application of the proceeds of such indebtedness:

a.                   the fair value of the assets of Parent and its subsidiaries, on a consolidated basis, exceeds, on a consolidated basis, their debts and liabilities, subordinated, contingent or otherwise;

b.                   the present fair saleable value of the property of Parent and its subsidiaries, on a consolidated basis, is greater than the amount that will be required to pay the probable liability of Parent and its subsidiaries, on a consolidated basis, on the sum of their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured;

c.                    Parent and its subsidiaries, on a consolidated basis, are able to pay their debts and liabilities, subordinated, contingent or otherwise, as such liabilities become due (whether at maturity or otherwise); and

d.                   Parent and its subsidiaries, on a consolidated basis, are not engaged in, and are not about to engage in, business for which they have unreasonably small capital.

For purposes of this Certificate, the amount of any contingent liability at any time shall be computed as the amount that would reasonably be expected to become an actual and matured liability.  Capitalized terms used but not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement.

[Signature Page Follows]

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